Exhibit 10.7

SUPERIOR ESSEX INC.

AMENDED AND RESTATED

SENIOR EXECUTIVE RETIREMENT PLAN

Introduction

The purpose of the Plan is to provide supplemental retirement benefits to certain employees of the Company and its Affiliates, in addition to other sources of retirement income.  It is intended that the Plan will be a non-qualified, unfunded, deferred compensation plan for a “select group of management or highly compensated employees” as that term is used in ERISA.  The purpose of the Plan is also to attract, retain and motivate key personnel for the progress of the Company and its Affiliates.

This Plan was originally effective November 10, 2003 and is hereby amended and restated effective as of April 1, 2008.

Article I.

Definitions

The following words and phrases as used herein have the following meaning unless a different meaning is plainly required by the context:

1.1.          “Actuarial Equivalent” means an amount equal in value on an actuarial basis, as determined by an actuary selected by the Committee, based on the Actuarial Equivalent Factor.  The calculation by the actuary shall be final and binding on all persons.

1.2           “Actuarial Equivalent Factor” means a factor reflecting an assumption of interest at a rate of 7.0%and utilizing the sex-distinct RP-2000 Mortality Tables based on White Collar Mortality with Mortality Improvements Projected to the calendar year in which the Participant’s Normal Retirement Date would occur, using projection scale AA.

1.3.          “Affiliate” means each of the following:  (a) any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code; (b) any parent corporation of the Company within the meaning of Section 424(e) of the Code; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; and (d) any other entity in which the Company or one of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

1.4.          “Beneficiary” means the individual designated by the Participant to receive benefits payable under the Plan in the event of the Participant’s death.  If no Beneficiary is designated or if the Beneficiary predeceases the Participant, the Participant’s Beneficiary shall be his or her spouse, or if the Participant is not married, the Participant’s estate.  A Participant’s designation of a Beneficiary (or any election to revoke or change a prior Beneficiary designation) must be made and filed with the Committee, in writing, on such form(s) and in such manner prescribed by the Committee.  Upon the acceptance by the Committee of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee prior to his or her death.

1.5.          “Benefit Percentage” means, except as provided in Appendix A, one and one-half percent (1.5%).

1.6.          “Board” means the board of directors of the Company.

1.7.          “Cause” means the following: (a) in the case where there is no employment agreement or similar agreement in effect between the Company or an Affiliate and the Participant (or where there is such an agreement but it does not define “cause” (or words of like import)), (i) a Participant’s continued willful failure to perform substantially the Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its Affiliates, (iii) a Participant’s conviction of, or plea of guilty or nolo contendere to, a crime constituting (y) a felony under the laws of the United States or any state thereof or (z) a misdemeanor involving misconduct by the Participant in his personal or professional conduct punishable by imprisonment of more than three days or a fine in excess of $5,000 (other than a traffic violation), which is reasonably likely to damage the business, prospects or reputation of the Company or any of its Affiliates in any respect, (iv) a Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its Affiliates or (v) a Participant’s breach of the provisions of Sections 9 or 10 of this Agreement (other than a breach which is insubstantial and insignificant, taking into account all of the circumstances); provided, however, that any event described in clauses (i), (ii) and (iv) of this Section 1.7(a) shall constitute Cause only if a Participant fails to cure such event, to the reasonable satisfaction of the Board, within 10 days after receipt from the Company of written notice of the event which constitutes Cause or (b) in the case where there is an employment agreement or similar agreement in effect between the Company or an Affiliate and the Participant that defines “cause” (or words of like import), as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter, provided that prior to a change in control “cause” shall be defined as provided in subsection (a) above.

1.8.          “Change in Control” means the following: (a) in the case where there is no change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant, a “change in control” as defined in the Company’s 2005 Stock Incentive Plan, as amended from time to time, or, if after the Effective Date, the Company adopts a new equity-based incentive plan, a “change in control” as defined in such plan or (b) in the case where there is a change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant that defines “change in control” (or words of like import), as defined under such agreement without regard to whether a change in control has taken place.

1.9.          “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

1.10.        “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board from time to time to administer the Plan.  The Committee may act under the Plan through any officers or employees duly authorized by it.

1.11.        “Company” means Superior Essex Inc. and any successors to the Company or the business or all or substantially all of the assets of Superior Essex Inc.

1.12.        “Company Client”  with respect to any Participant has the meaning assigned such term (or a substantively similar term or concept in the context of restrictive covenants) in any employment or change in control agreement between such Participant and the Company.  In the absence of any such agreement, “Company Client” means an actual client of the Company or any Affiliate as of the date of a Participant’s Termination of Employment and during the 12 months prior to that date as well as any prospective client of the Company or any Affiliate that has been actively solicited by the Company or any Affiliate during that same 12-month period.

1.13.        “Compensation” means a Participant’s annual base salary and actual short term bonus earned as an employee from the Company or an Affiliate, including, without limitation, (a) any amounts reduced pursuant to the Participant’s salary reduction agreement under Section 125, 132 or 401(k) of the Code (if any), or (b) any amounts that the Participant elects to defer under any nonqualified deferred compensation plan or arrangement maintained by the Company or one of its Affiliates.  Compensation shall not include any other compensation, including, without limitation, commissions, overtime pay, severance pay, incentive compensation (other than short-term bonus), benefits paid under any tax-qualified plan, any group medical, dental or other welfare benefit plan, amounts realized upon the exercise of a stock option or vesting of restricted stock, noncash compensation, fringe benefits (cash and noncash), reimbursements or other expense allowances, moving expenses, retention payments or any other additional compensation.  For purposes of this Plan, annual bonus is deemed to be earned as of the end of the year for which services were performed; regardless of whether the bonus had been paid as of the date of Termination of Employment.  Notwithstanding any other provision of the Plan to the contrary, Compensation shall not include any amounts received from the Company or one of its Affiliates (or any of their respective predecessors) prior to November 10, 2003.

1.14.        “Competitive Business” with respect to any Participant has the meaning assigned such term (or a substantively similar term or concept in the context of restrictive covenants) in any employment or change in control agreement between such Participant and the Company.  In the absence of any such agreement, “Competitive Business” means an entity or enterprise whose business, in whole or in part, involves the manufacture, sale or distribution of telecommunication wire or cable products or magnet wire or related products that directly compete with or are directly substitutable for the products or services of the Company or its Affiliates, except that, if a Participant’s particular employment responsibilities for the Company or its Affiliates are limited solely to the Company’s telecommunications wire or cable products business or solely to the Company’s magnet wire business, the definition of Competitive Business shall be deemed to apply only to that portion of the business with which the Participant is affiliated.

1.15.        “Confidential Information” with respect to any Participant has the meaning assigned such term (or a substantively similar term or concept in the context of restrictive covenants) in any employment or change in control agreement between such Participant and the Company.  In the absence of any such agreement, “Confidential Information” means any non-public, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company or Affiliates and/or any third party that has disclosed or provided any of same to the Company or its Affiliates on a confidential basis without the prior written authorization of the Board.  “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to the Participant by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided, however, that the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate (at the Company’s expense) with any attempts by the Company to obtain a protective order or similar treatment.

1.16.        “Credited Service” means a Participant’s period (or periods) of employment with the Company or one of its Affiliates, plus any period specified in Appendix A with respect to a Participant.  Credited Service shall not include (a) any periods of employment with the Company or one of its Affiliates (or any of their respective predecessors) prior to November 10, 2003, except that if a Participant was employed by the Company or an Affiliate during the entire period beginning on November 10, 2003 and ending on November 30, 2003, such Participant shall receive one full month of credited service for such period of service or (b) any periods of Disability.  No more than 30 years of Credited Service shall be taken into account for any purpose under the Plan. Credited Service shall be computed in years and full months.  In the event a Participant is rehired, the Committee shall determine, in its sole discretion, the method of calculating Credited Service, taking into account any Retirement Benefit previously paid to the Participant.

1.17.        “Deferred Retirement Date” means the first day of the month coincident with or next following the Participant’s Termination of Employment after the Participant’s Normal Retirement Date.  Notwithstanding any other provision to the contrary, a Participant must have a vested interest prior to receiving a Retirement Benefit.

1.18.        “Early Retirement Date” means  the first day of the month coincident with or next following the Participant’s attainment of age 55 (“Early Retirement Age”) and completion of 5 years of Credited Service.  Notwithstanding any other provision to the contrary, a Participant must have a vested interest prior to receiving a Retirement Benefit.

1.19.        “Early Retirement Reduction Factor” means, except as provided in Appendix A,  5% for each year (or portion of a year), if any, by which (a) (i) the first day of the month coincident with or next following a Participant’s Permanent and Total Disability or (ii) the first day of the month coincident with or next following the a Participant’s Termination of Employment, as the case may be, (b) precedes his or her Normal Retirement Date. Notwithstanding the foregoing, the Early Retirement Reduction Factor shall in no event produce a benefit that is less than the Normal Retirement Benefit reduced by the Actuarial Equivalent Factor.

1.20.        “Effective Date” means April 1, 2008.

1.21.        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Any reference to any section of ERISA shall also be a reference to any successor provision and any Department of Labor Regulation promulgated thereunder.

1.22         “Final Average Compensation” means the annual average of a Participant’s Compensation earned while designated as a Participant in the Plan, with respect to any three full calendar years worked in the final five full calendar years of employment (or any lesser number of full years of employment) with the Company or an Affiliate prior to the Participant’s Termination of Employment which yields the highest average.   Final Average Compensation shall not include any amount earned for a partial year of service.  Notwithstanding any other provision of the Plan to the contrary, Final Average Compensation shall not include any amounts received from the Company or one of its Affiliates (or any of their respective predecessors) prior to November 10, 2003.

1.23.        “Normal Retirement Date” means  the first day of the month coincident with or next following the date on which a Participant attains age 62 (“Normal Retirement Age”).  Notwithstanding any other provision to the contrary, a Participant must have a vested interest prior to receiving a Retirement Benefit.

1.24.        “Original Effective Date” means November 10, 2003.

1.25.        “Participant” means (a) the persons specified in Appendix B and any other Chief Executive Officer, Executive Vice-President or Senior Vice-President of the Company or one of its Affiliates selected by the Committee in its sole discretion and designated in writing as a Participant; and (b) any former employees of the Company or one of its Affiliates that is entitled to a Retirement Benefit under the Plan.

1.26.        “Participation Service” means a Participant’s period (or periods) of Credited Service during which the person is a Participant hereunder.

1.27.        “Permanent and Total Disability” means either of the following with respect to a Participant:

(A) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(B) The Participant is, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or one of its Affiliates.

In either case, the date of a Participant’s Permanent and Total Disability shall be as determined and designated by the Committee.

1.28.        “Plan” means the Amended and Restated Superior Essex Inc. Senior Executive Retirement Plan, as set forth herein and as amended from time to time.

1.29.        “Restricted Territory” with respect to any Participant has the meaning assigned such term (or a substantively similar term or concept in the context of restrictive covenants) in any employment or change in control agreement between such Participant and the Company.  In the absence of any such agreement, “Restricted Territory” means, with respect to any Participant, all geographical areas within a 100 mile radius of each facility from which or with respect to which, as of the date the Participant becomes a Participant in the Plan: (a) the Company or its Affiliates manufacture or distribute wire and cable products; and (b) the Participant has responsibility for representing the Company or its Affiliates.  The Parties acknowledge and agree that certain senior executive officers of the Company, including, without limitation, the Tier 1 Executives and “corporate” Participants who are employed by the Company rather than its Affiliates, can reasonably be assumed to be “representing” the Company or its Affiliates anywhere the Company or the Affiliates are doing business.  Thus, the foregoing restricted territory is intended to reflect an attempt by the Company to choose a relatively narrow territory that provides the Company with some protection from competition from its former key executives and yet does not unreasonably restrain the former employee from engaging in a competing business.

1.30.        “Retirement Benefit” means any benefit payable under the Plan.  A Participant’s Retirement Benefit under the Plan shall be calculated as a single life annuity commencing at the Participant’s Normal Retirement Age and then converted into the form for payment specified by the Plan or elected by the Participant, which shall have the same Actuarial Equivalent value based on the Actuarial Equivalent Factor.  Notwithstanding any other provision to the contrary, a Participant must have a vested interest prior to receiving a Retirement Benefit.

1.31.        “Termination of Employment” means a Participant’s “separation from service” (within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition) with the Company and its Affiliates for any reason.

Article II.

Participation

2.1.          Participation.  Only Participants designated by the Committee in writing shall participate in the Plan.

2.2.          Continuation of Participation.

(a)           Subject to the provisions of Article XII, a person who has become a Participant in accordance with Section 2.1 shall, except as provided in (b) below, continue as a Participant as long as he or she continues in the employment of the Company or one of its Affiliates and thereafter as long as he is entitled to benefits under the Plan.

(b)           If an employee no longer meets the requirements to be a Participant (e.g., ceases to be the Chief Executive Officer, an Executive Vice-President or Senior Vice-President of the Company or one of its Affiliates), he or she shall no longer be eligible to participate in the Plan but shall continue to be a Participant until his or her Retirement Benefits (if any) have been fully paid; provided that: (a) the individual shall not accrue additional Retirement Benefits under the Plan, (b) for purposes of calculating a Participant’s Retirement Benefit, the Participant’s Credited Service and Final Average Compensation shall be determined as if the date that the employee no longer met the requirements to be a Participant was the date of his or her Termination of Employment, (c) for purposes of Section 5.1(a), the individual shall cease to accrue additional years of Participation Service, and (d) commencement of Retirement Benefits shall not be accelerated by the person’s ceasing to meet the requirements to be a Participant, but rather shall commence at the normal time.

(c)           After a Participant commences to receive Retirement Benefits in accordance with Article IV, the Committee may cease payment of benefits under the Plan if the Committee determines, in its sole reasonable discretion, that the Participant is in violation of the restrictions set forth in Section 2.3.

2.3.          Restrictive Covenants.  In consideration of and as a condition of the receipt of any Retirement Benefits by any Participant, the Participant agrees to the following provisions:

(a)           If a Participant is a party to an employment agreement, change in control agreement, or other agreement with the Company that contains non-competition, non-solicitation and/or confidentiality covenants, such restrictive covenants shall be deemed incorporated herein by reference in lieu of Sections 2.3(b), (c) and (d) hereof, as the case may be, for the shorter of (i) the applicable period of such other restrictive covenants or (ii) 18 months following the Participant’s Termination of Employment.  If no other such covenants apply or to the extent they apply for less than 18 months following the Participant’s Termination of Employment, then the provisions of Section 2.3(b), (c) and (d) apply.

(b)           So long as a Participant is employed by the Company or any of its Affiliates and for a period of 18 months following the Participant’s Termination of Employment for any reason (the “Restricted Period”), the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), including, without limitation a Competitive Business, directly or indirectly solicit or assist in soliciting a Company Client for the purpose of providing or having that Company Client provided with products or services directly competitive with or directly substitutable for products or services of the Company or any Affiliate; provided that after the effective date of Participant’s Termination of Employment the foregoing covenant shall be limited to Company Clients:

(i)            with whom the Participant had personal contact or dealings on behalf of the Company or any of its Affiliates during the one year period preceding the Participant’s Termination of Employment;

(ii)           with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or its Affiliates during the one year period immediately preceding the Participant’s Termination of Employment; or

(iii)          for whom the Participant had direct responsibility or direct access to and knowledge of sensitive client information during the one-year period immediately preceding the Participant’s Termination of Employment.

(c)           During the Restricted Period, the Participant will not own an equity interest in or provide services or funding to or affiliate with any Competitive Business within the Restricted Territory; provided, however, that during the 18 months following the Participant’s Termination of Employment for any reason, this restriction shall apply only where Participant’s services for or affiliation with the competing entity are substantially similar to the services that Participant provided to the Company or its Affiliates or the capacity in which Participant served with the Company or its Affiliates as of the date the Participant became a Participant in the Plan.

Notwithstanding the foregoing, nothing herein shall prevent the Participant from owning up to but not more than a 2% interest in the shares or other equity interest of any Competitive Business in the United States whose shares are publicly traded or listed on a national exchange.

(d)           During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or encourage any employee, consultant or other personnel or contractor of the Company or any of its Affiliates with whom the Participant had material contact during the 18 month period immediately prior to the Participant’s Termination of Employment to terminate or sever that party’s relationship or affiliation with the Company or any of its Affiliates.

(e)           The Participant will not at any time (whether during or after the Participant’s employment with the Company or any of its Affiliates) (i) retain or use for the benefit, purposes or account of the Participant or any other Person, or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or its Affiliates (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information.  Upon termination of the Participant’s employment with the Company for any reason, the Participant shall: (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company (at the Company’s expense) regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.  Notwithstanding the foregoing, the non-disclosure and non-use covenants in this paragraph shall cease to apply three years after the Participant’s Termination of Employment with respect to any Confidential Information that does not meet the definition of “trade secret” under Georgia law.

(f)            Although the Participant and the Company consider the restrictions contained in this Section 2.3 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 2.3 is an unenforceable restriction against the Participant, the provisions of this Section 2.3 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable, and the parties authorize any court reaching a determination that the covenants are unenforceable to partially enforce or “blue pencil” those covenants so that they are enforced to an extent that complies with applicable law.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 2.3 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.  If a material change in the nature of the Participant’s employment responsibilities or the Company’s business renders any parameter of the non-competition or non-solicitation covenants unreasonable or inexact, then the parties agree to amend the covenants to make them conform to the changed nature of the employment duties or the Company’s business.

(g)           Since the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 2.3 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by the Plan and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(h)           The obligations contained in this Section 2.3 will survive the Participant’s Termination of Employment and will be fully enforceable thereafter.

Article III.

Retirement Date

Subject to the provisions of Articles V and X and the Company’s right to terminate benefits or to forfeit benefits in accordance with the provisions of Section 2.2(c) or 5.2:

3.1.          Normal Retirement Date.  A Participant who retires on his or her Normal Retirement Date shall be entitled to a Retirement Benefit as determined in accordance with Section 4.1.

3.2.          Deferred Retirement Date.  A Participant whose employment with the Company or one of its Affiliates continues beyond his or her Normal Retirement Date shall retire on a Deferred Retirement Date and shall be entitled to a Retirement Benefit in accordance with Section 4.2.

3.3.          Early Retirement Date.  A Participant who terminates employment before his or her Normal Retirement Date shall be entitled to a Retirement Benefit as determined under Section 4.3.

Article IV.

Retirement Benefits; Benefits Upon Death, Disability or Change in Control

4.1.          Normal Retirement Benefit.  Subject to any adjustments required by Appendix A, the annual amount of the Retirement Benefit for a Participant retiring on his or her Normal Retirement Date shall be equal to the Benefit Percentage multiplied by the Participant’s Final Average Compensation multiplied by the Participant’s years of Credited Service, each determined as of the date of the Participant’s Termination of Employment.

4.2.          Deferred Retirement Benefit.  If a Participant remains in employment after his or her Normal Retirement Date and is entitled to a Retirement Benefit in accordance with Section 3.2, benefit payments shall be postponed until the Participant’s Deferred Retirement Date.  At such Deferred Retirement Date, the Participant shall be entitled to the benefit computed under

Section 4.1 based on his or her Final Average Compensation and Credited Service, each determined as of the Deferred Retirement Date, with no actuarial adjustment for such deferred payment.

4.3.          Early Retirement Benefit.  A Participant whose Termination of Employment occurs prior to his or her Normal Retirement Date, as provided in Section 3.3, shall be entitled to receive a Retirement Benefit, commencing on later of (i) the first day of the month coincident with or next following the date of Termination of Employment or (ii) the Early Retirement Date , equal to the amount computed under Section 4.1 based on his or her Final Average Compensation and Credited Service, each determined as of the date of the Participant’s Termination of Employment, and reduced by the Early Retirement Reduction Factor for each year (or portion of a year) by which such Early Retirement Date precedes his or her Normal Retirement Date.

4.4           Change in Control.  A Participant whose Termination of Employment occurs, for any reason other than death or Permanent and Total Disability, within two (2) years after a Change in Control shall be entitled to receive a Retirement Benefit commencing as of first day of the month coincident with or next following such Termination of Employment, equal to the amount computed under Section 4.1 based on his or her Final Average Compensation and Credited Service, each determined as of the date of the Participant’s Termination of Employment, and reduced by the Early Retirement Reduction Factor for each year (or portion of a year) by which such payment precedes the Participant’s Normal Retirement Date.

4.5.          Death.  In the event of a Participant’s death prior to the commencement of Retirement Benefits, whether or not the Participant was employed by the Company or its Affiliates at the date of death, the Participant’s Beneficiary shall be entitled to receive an amount equal to the Participant’s Retirement Benefit, commencing as of the date of death, equal to the amount computed under Section 4.1 based on his or her Final Average Compensation and Credited Service, each determined as of the date of the Participant’s Termination of Employment, and reduced by the Early Retirement Reduction Factor for each year (or portion of a year) by which such payment precedes the Participant’s Normal Retirement Date.

4.6.          Permanent and Total Disability. In the event of a Participant’s Permanent and Total Disability, the Participant shall be entitled to receive a Retirement Benefit, commencing as of the date of Permanent and Total Disability, equal to the amount computed under Section 4.1 based on his or her Final Average Compensation and Credited Service, each determined as of the date of the Participant’s Permanent and Total Disability, and reduced by the Early Retirement Reduction Factor for each year (or portion of a year) by which such payment precedes the Participant’s Normal Retirement Date. In the event a Participant receives a Retirement Benefit under this Section 4.6, he or she shall cease to be a Participant in the Plan immediately following the receipt of such lump sum payment.

4.7           Standard Time and Form of Payment of Retirement Benefits.  Unless the Participant elects otherwise under Article VII, the Retirement Benefit computed under Section 4.1 (Normal Retirement Benefit), Section 4.2 (Deferred Retirement Benefit), 4.3 (Early Retirement Benefit), 4.4 (Change in Control), Section 4.5 (Death), or Section 4.6 (Permanent and Total Disability), as the case may be, shall be converted into a single lump sum payment which shall have the same Actuarial Equivalent value (based on the Actuarial Equivalent Factor) as the applicable Retirement Benefit.  Subject to any delay in payment required by Section 7.3, such Retirement Benefit shall be payable within 75 days following the Participant’s Termination of Employment, except (i) in the case of Termination of Employment pursuant to Section 4.3 prior to the Participant’s Early Retirement Date, in which case the such amount shall be paid on the

Early Retirement Date, and (ii) in the case of Permanent and Total Disability pursuant to Section 4.6, in which case the such amount shall be payable within 75 days following the Participant’s Permanent and Total Disability.

Article V.
Vesting

5.1.          Vesting of Interest of Participant in Trust Fund.  A Participant’s rights under the Plan to any Retirement Benefit shall be fully vested and nonforfeitable, except as provided in Section 5.2, solely upon the earliest of the following to occur:

(a)           completion of four full and consecutive years of Participation Service;

(b)           the occurrence of a Change in Control;

(c)           the termination of the Plan as provided in Article X;

(d)           the Participant’s death; or

(e)           the Participant’s Permanent and Total Disability while an employee of the Company or one of its Affiliates.

5.2.          Forfeiture.  If a Termination of Employment occurs with respect to a Participant prior to becoming vested in the Retirement Benefit, the Participant’s right under the Plan to a Retirement Benefit is terminated.  Notwithstanding the provisions of Section 5.1, a Participant shall not have any right to a Retirement Benefit in the event the Participant’s Termination of Employment is for Cause or if the Participant violates the provisions of Section 2.3. The Committee may waive the forfeiture of a Retirement Benefit, in whole or in part, in the event the Participant’s Termination of Employment is for Cause or if a Participant violates the provisions of Section 2.3.

Article VI.

Termination of Employment

6.1.          Termination Prior to Vesting.  If a Participant’s Termination of Employment occurs for any reason before the Participant has a vested interest in a Retirement Benefit, no Retirement Benefit shall become payable to such Participant under the Plan.

Article VII.

Elections Regarding Time and Form of Payment of Retirement Benefit

7.1.          Change in Form of Payment.  A Participant may elect, in lieu of the standard form of payment set forth in Section 4.7 and in accordance with the provisions of Section 7.2, to receive the Retirement Benefit in one of the following forms of payment (each of which shall have the same Actuarial Equivalent value based on the Actuarial Equivalent Factor):

(a)           a joint and 50% survivor annuity (equal monthly payments for the Participant’s lifetime and, in the event of the Participant’s death, 50% of the amount payable to the Participant will be payable to the Participant’s Beneficiary for his or her lifetime if the Participant’s Beneficiary survives the Participant);

(b)           a single life annuity (equal monthly payments for the Participant’s lifetime);

(c)           a life annuity with a 10-year period certain (equal monthly payments for the Participant’s lifetime with payments to the Participant’s beneficiary for the remainder of the 10-year period certain in the event of the Participant’s death prior to the end of the period certain);

7.2.          Timing of Elections to Change Form of Payment.  Within 30 days after an individual first becomes a Participant, he or she shall have the right to elect, on a form prescribed by the Committee, the form of payment in which his or her Retirement Benefit will be paid.  A Participant may supersede  such an election at any time by filing a subsequent election with the Committee at least one year prior to the Participant’s Termination of Employment; provided that if it is later determined that such subsequent election occurred within one year prior to the Participant’s Termination of Employment, then such subsequent election shall not be effective and the Participant’s prior election shall govern. Any such subsequent election must defer the commencement of the Retirement Benefit for a period of at least five (5) years from the date that such payment would have otherwise commenced.  A Participant who does not make an election, or whose election is not effective, shall receive his or her benefits in the distribution form and at the time described in Section 4.7.  Special timing of election provisions with respect to Participants in the Plan prior to the Effective Date are set forth in Appendix A.

7.3           Delay in Benefit Payments for Specified Employees.  Notwithstanding anything in the Plan to the contrary, any amount or benefit that is distributable under this Plan by reason of a Participant’s Termination of Employment during a period in which the Participant is a Specified Employee (as defined below) shall be subject to a delay in payment as set forth below, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Termination of Employment; and

(ii) if the distribution is payable as an annuity, the amount of such payment that would otherwise be payable during the six-month period immediately following the Participant’s Termination of Employment will be accumulated and the Participant’s right to receive payment of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Termination of Employment, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

Article VIII.

Funding

The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan.  All Participants shall be solely unsecured creditors of the Company and, if a bankruptcy proceeding of the Company is pending, the Participants shall be solely unsecured creditors of the Company with administrative priority.  If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

Article IX.

Administration of the Plan

9.1.          Plan Administrator.  The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

9.2.          Reimbursement of Expenses of Plan Committee.  The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

9.3.          Action by the Plan Committee.  Subject to the terms of the Plan and provided that the Committee acts in good faith, the Committee shall have the authority to determine a Participant’s participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

9.4.          Retention of Professional Assistance.  The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

9.5.          Accounts and Records.  The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

9.6.          Claims/Disputes Procedure.

(a)           Any claim by a Participant or beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit.  If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days (such period may be extended to 180 days) after the Plan receives the claim, provided that in the event of special circumstances such period may be extended.

(b)           If the initial 90 day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension.  The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided.  If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(c)           If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

(i)            the specific reason or reasons for the denial;

(ii)           specific reference to pertinent Plan provisions upon which the denial is based;

(iii)          a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)          appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(v)           a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review (collectively, the “Notice Requirements”).

(d)           If the claim has been denied, the Claimant may submit the claim for review.  Any request for review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied.  The claim will then be reviewed by the Committee.  The Claimant or his duly authorized representative may:

(i)            upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and

(ii)           submit written comments, documents, records, and other information relating to the claim.  The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

(e)           The decision of the Committee shall be made within 60 days (such period may be extended to 120 days)  after receipt of the Claimant’s request for review, unless special circumstances require an extension.

(f)            If the initial 60 day period is extended, the Committee or its designee shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension.  The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(g)           If an extension of time is required, the Claimant shall be notified in writing of such extension.  The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim on review, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided.  In any event, a decision shall be rendered not later than 120 days after receipt of the request for review.  If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

(h)           The Committee’s decision on the Claimant’s claim for review will be communicated to the Claimant in writing.  If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and also set forth the Notice Requirements (other than subsection (c)(iv)).

(i)            The claims procedures set forth in this section are intended to comply with U.S. Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation.  In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by U.S. Dept. of Labor § 2560.503-1.

(j)            A Claimant shall not be required to exhaust all administrative remedies under this Section 9.6 prior to commencing any action in Federal court.

9.7.          Indemnification.  The Committee and its members shall not be liable for any action or determination made in good faith with respect to the Plan.  The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

Article X.

Amendment and Termination

The Company reserves the right to amend, freeze or terminate, in whole or in part, any or all of the provisions of the Plan at any time, retroactively or otherwise; provided, however, that no amendment or termination shall (i) affect the provisions of Appendix A, or (ii) reduce the amount of the Retirement Benefit being paid to any Participant or Beneficiary as of the date of amendment or termination or, for any active Participant with a vested interest on such date, the amount of the Retirement Benefit otherwise payable based on the Participant’s Credited Service and compensation to the date of the amendment, freezing or termination, unless such Participant consents to such amendment or termination.  Without limiting the generality of the foregoing, the Company may amend the Plan at any time, retroactively or otherwise, without the Participant’s consent to such amendments, as may be necessary to preserve the intended tax-deferred characteristics of the Plan.  The Company’s right to amend or terminate the Plan pursuant to this Article X shall not affect any Participant’s right to a supplemental retirement benefit under any employment or similar agreement between the Company and a Participant or to enforce such Participant’s rights under such employment or similar agreement.

In the event of a termination of the Plan, (i) a Participant’s rights under the Plan to any Retirement Benefit shall be fully vested and nonforfeitable and (ii) a lump sum payment equal to 100% of the Retirement Benefit calculated as if the Participant had a Termination of Employment as of the date of termination of the Plan, reduced by the Early Retirement Reduction Factor for each year (or portion of a year) by which such payment precedes the Participant’s Normal Retirement Date, shall be distributed within 75 days following the first day of the month coincident with or next following such termination or in accordance with the Participant’s elections pursuant to Section 7.1 and 7.2, as determined by the Committee, in its sole discretion.  Notwithstanding the foregoing, any plan termination shall be effected in a manner that permits payments upon such plan termination to meet an exception to the prohibition on acceleration as set forth in Treas. Regulations Section 1.409A-3(j)(4).

Article XI.

Successors

For purposes of the Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company”, as used in the Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

Article XII.

Miscellaneous

12.1.        Rights of Participants.  Nothing herein contained shall be held or construed to create any liability or obligation upon the Company or any of its Affiliates to retain any

Participant in its service.  All Participants shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

12.2.        Governing Law.  The Plan is intended to be a “top hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24.  To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith.  To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Georgia (without reference to rules relating to conflicts of law).

12.3.        Withholding.  The Company and its Affiliates shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

12.4.        Severability.  In case any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

12.5.        Assignment and Alienation.  The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

12.6.        Communications.  All announcements, notices and other communications regarding the Plan will be made by the Company in writing.

Appendix A

Special Provisions

Participants Prior to the Effective Date

This Appendix A sets forth special plan provisions with respect to certain Participants covered by the Plan prior to January 1, 2009.

“Benefit Percentage” – for purposes of calculating the Retirement Benefit with respect to Credited Service prior to January 1, 2009, the “Benefit Percentage” referred to in Section 4.1 will be as follows: (a) 2.0% in the case of Messrs. Aldridge, Deedy and Jack and Ms. Blackford; and (b) 2.5% in the case of Mr. Carter.

“Credited Service” – For purposes of calculating the Retirement Benefit for Messrs. Carter, Aldridge, Deedy and Jack under Section 4.1 of the Plan, such Participants shall be treated as having accrued an additional five years of Credited Service after completing five years of continuous service with the Company and its Affiliates beginning on November 10, 2003 (i.e., a 10% accrual for year five in addition to the 2% per year accrual in the case of Messrs. Aldridge, Deedy and Jack, and 12.5% accrual for year five in the case of Mr. Carter).

“Early Retirement Reduction Factor” – in the case of Messrs. Carter, Aldridge, Deedy and Jack and Ms. Blackford, the Early Retirement Reduction Factor shall be 3% for each year (or portion of a year) by which (a) (i) the first day of the month coincident with or next following such a Participant’s Permanent and Total Disability or (ii) the first day of the month coincident with or next following his or her Termination of Employment, as the case may be, (b) precedes his or her Normal Retirement Date.  Notwithstanding the foregoing, the Early Retirement Reduction Factor shall in no event produce a benefit that is less than the Normal Retirement Benefit reduced by the Actuarial Equivalent Factor.

Opportunity to Make New Elections With Respect to Form of Payment

Notwithstanding the required deadline for the submission of an initial form-of-payment election under Section 7.2, the Committee may, to the extent permitted by IRS Notice 2007-86, provide a limited period in which a Participant may make new form-of-payment elections with respect to his or her Retirement Benefit, by submitting the election on a form prescribed by the Committee on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008. Any form-of-payment election made by a Participant, and accepted by the Committee, in accordance with this Appendix A, shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan. If any form-of-payment election submitted by a Participant in accordance with this Appendix A relates to an amount that would otherwise be paid to the Participant in 2008 or would cause an amount to be paid to the Participant in 2008, such election shall not be effective.

Appendix B

List of Participants as of April 1, 2008

Stephen M. Carter

David S. Aldridge

Justin F. Deedy, Jr.

H. Patrick Jack

Barbara L. Blackford

J. David Reed

Debrah Baker-Oliver

David Cummings

Tracye C. Gilleland

Michael McIlwain

Mike McMillan

Terry Richards

Tim Waldner

Craig York

Mary Love Sullenberger

David R. Siegel

James V. Cassella